FIRST AMENDMENT TO THE CINTAS PARTNERS' PLAN
            (Amended and Restated as of June 1, 1993)



     THIS FIRST AMENDMENT, made and executed this _____ day of ____________, 1994, by CINTAS CORPORATION (hereinafter referred to as the "Employer").

                       W I T N E S S E T H:

     WHEREAS, the Employer adopted its Profit Sharing Plan effective May 1, 1971 and its Employee Stock Ownership Plan
(ESOP) effective June 1, 1989. The Employer amended, restated and consolidated the Profit Sharing Plan and ESOP into the Cintas Profit Sharing and Employee Stock Ownership Plan (the "Prior Plan") effective June 1, 1991. The Employer further amended and restated the Prior Plan as the Cintas Partners' Plan to add a 401(k) feature effective June 1, 1993 (the "Plan");

     WHEREAS, Article 12 of the Plan allows the Employer to modify or amend the Plan in whole or in part; and

     WHEREAS, the Employer desires to amend the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1.   Section 10.2(a) of the Plan is deleted in its entirety.
In its placed, the following is substituted:

          "(a)  Upon a Separation of Service of a
     Participant other than by reason of Retirement, Death or Disability, the vested portion of the Participant's
     Account shall be distributed as follows:

          (1) If a Participant has reached the age of 55 years or has accumulated 15 Years of Service, a distribution to the Participant may commence as soon as practicable after the last day of the Plan Year in which the Participant incurs the Separation from Service. If the vested portion of a Participant's Account exceeds $3,500, the Participant may defer distribution to a time not later than his 65th birthday.

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          (2)  If a Participant has not reached the age of
               55 or has not accumulated 15 Years of Service at the time he incurs a Separation from Service and if the vested value of the Participant's account exceeds $3,500, (i) distribution may commence as soon as prac-ticable after the last day of the Plan Year in which the earlier of the following occurs:
               (A) the Participant has been Separated from Service for 24 consecutive months following the Separation of Service or (B) the Partici-pant attains the age of 55 years or (ii) if the vested portion of a Participant's Account exceeds $3,500, the Participant may defer distribution to a time not later than his 65th birthday.

          (3) If the vested value of the Participant's Account does not exceed $3,500 regardless of the Participant's age or years of service, distribution shall be made as soon as practi-cable after the last day of the Plan Year in which the Separation of Service occurs.

          (4) Notwithstanding the above, if a Participant has violated any employment agreements with Cintas or an Affiliate, no distribution will occur prior to the Participant attaining age
               55."

     2. The effective date of the First Amendment shall be April 1, 1994.

     IN WITNESS WHEREOF, the Employer has executed this FIRST
AMENDMENT and otherwise ratifies and approves in all other respects its Plan as of the day and year first above written.

WITNESSES:                    CINTAS CORPORATION


                              BY:

                              ITS:





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